Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS…May 4, 2010…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net income for the first quarter of 2010 of $42.8 million, or $.87 per diluted share, compared with a net loss of $26.6 million, or $.54 per diluted share, in the first quarter of 2009.  Comparability of the Company’s results was impacted by higher income from operations in the first quarter of 2010 resulting principally from higher sales and production volumes as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $319.7 million in the first quarter of 2010 were $71.7 million, or 29%, higher than the first quarter of 2009 due primarily to higher TiO2 sales volumes resulting from increased demand, primarily in European and export markets, as well as the favorable effect of fluctuations in foreign currency exchange rates, which increased net sales by approximately $10 million. These increases were offset by lower average selling prices.  While the Company’s average selling prices were 1% lower in the first quarter of 2010 as compared to the first quarter of 2009, the Company’s average selling prices at the end of the first quarter of 2010 were 1% higher than at the end of 2009, continuing the improvement in selling prices that began in the second half of 2009.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the first quarter of 2010 was $23.3 million compared with a segment loss of $24.9 million in the first quarter of 2009.  First quarter segment profit increased due to higher sales volumes and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the negative effects of lower TiO2 selling prices and the unfavorable effects of fluctuations in currency exchange rates, which decreased segment profit by approximately $8 million.  The Company’s TiO2 production volumes were 94% higher in the first quarter of 2010 as compared to the first quarter of 2009.  Having implemented temporary plant curtailments in the first half of 2009 in order to reduce the Company’s finished goods inventories to an appropriate level, the Company’s operating rates were at approximately 50% of capacity for the first quarter of 2009 as compared to operating rates at near full capacity for the first quarter of 2010.  Such temporary plant curtailments resulted in approximately $50 million of unabsorbed fixed production costs which were charged directly to cost of sales in the first quarter of 2009.  Finished goods inventories at March 31, 2010, which represented approximately 2 months of average sales, were lower compared to March 31, 2009

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “During the first quarter we continued our near full capacity production rates in order to meet the increased demand from our customers and throughout the TiO2 industry.  The higher capacity utilization during the first quarter of 2010 decreased our per unit fixed cost of production, which, along with higher sales volumes produced increased profitability.  We believe demand will continue to remain strong in all key market segments during the remainder of 2010, which should allow us to maintain our near full capacity utilization for the rest of the year. With such improved capacity utilization levels and the expected continued implementation of price increases, in part to compensate for increased operating costs, we believe we will continue to report improved operating and financial performance in 2010 and achieve a more acceptable rate of return on invested capital.”

The Company’s income tax benefit in the first quarter of 2010 includes a $35.2 million ($.72 per diluted share) non-cash deferred income tax benefit related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases)

•	Changes in raw material and other operating costs (such as energy costs)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation or solvency of our competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts
•	The introduction of trade barriers
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar)
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions)
•	The timing and amounts of insurance recoveries
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	The ultimate ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation

 Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended March 31,
	2009	2010

Net sales	$248.0	$319.7
Cost of sales	243.9	259.2

Gross margin	4.1	60.5

Selling, general and administrative expense	34.3	40.1
Other operating income (expense):
Currency transactions, net	5.3	2.6
Other income, net	-	.3
Corporate expense	(1.4)	(1.6)

Income (loss) from operations	(26.3)	21.7

Other income (expense) -
Interest expense	(9.7)	(10.4)

Income (loss) before income taxes	(36.0)	11.3

Income tax benefit	(9.4)	(31.5)

Net income (loss)	$(26.6)	$42.8

Net income (loss) per basic and diluted share	$(.54)	$.87

Basic and diluted weighted-average shares used in the calculation of net income per share	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	97	122
Production volumes	64	124

KRONOS WORLDWIDE, INC.

RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended March 31,
	2009	2010

Segment profit (loss)	$(24.9)	$23.3

Adjustments -
Corporate expense	(1.4)	(1.6)

Income (loss) from operations	$(26.3)	$21.7

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

Three months ended March 31, 2010 vs. 2009
Percent change in sales:
TiO2 product pricing	(1)%
TiO2 sales volume	26%
TiO2 product mix	-%
Changes in currency exchange rates	4%

Total	29%